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                                                                      EXHIBIT 11

                             ONEITA INDUSTRIES, INC.
              Statement Regarding Computation of Per Share Earnings
       For the Years Ended September 28, 1996, September 30, 1995 and 1994
                    (In thousands, except per share amounts)


                                                                            Years Ended
                                                          Sept. 28, 1996    Sept. 30, 1995  Sept. 30  1994
                                                          ------------------------------------------------
Net (loss) income per share:
   Net (loss) income     .........................         $(53,693)            $2,820          $(6,821)
                                                           =========            ======          ========
   Shares:
     Weighted average shares .....................            7,084              6,922            6,961
     Add shares related to dilutive effect of
       outstanding stock options .................               --                 62               18
                                                           ---------            ------          -------
     Weighted average number of shares
        outstanding     ..........................            7,084              6,984            6,979
                                                           =========            ======          ========

   Net (loss) income per share                             $  (7.58)            $  .40          $  (.98)
                                                           =========            ======          ========